Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
RingCentral International, Inc.	Delaware

RCLEC, Inc.	Delaware

RCVA, Inc.	Virginia

Connect First, Inc.	Delaware

RingCentral Florida, LLC	Delaware

RingCentral Canada Inc.	Canada

RingCentral Brasil Soluções em TI LTDA	Brazil

RingCentral UK LTD	United Kingdom

RingCentral CH GmbH	Switzerland

RingCentral B.V.	Netherlands

RingCentral Ireland Limited	Ireland

RingCentral Espana S.L.	Spain

RingCentral Italy S.R.L.	Italy

RingCentral France SAS	France

RingCentral Hong Kong Limited	Hong Kong

Xiamen RingCentral Software Co., Ltd.	China

RingCentral Singapore Pte. Ltd.	Singapore

RingCentral Australia Pty Ltd	Australia

RingCentral Japan K.K.	Japan

RingCentral Korea, Ltd.	South Korea

RingCentral Holdings I, Inc.	Delaware

RingCentral IP Holdings, Inc.	Delaware

RingCentral South Africa Pty Ltd	South Africa

RingCentral Germany GmbH	Germany

RingCentral India Private Limited	India

RingCentral Israel Ltd.	Israel

RingCentral Ventures, LLC	Delaware

RingCentral Innovation (India) Private Limited	India

RingCentral Philippines, Inc.	Philippines

RingCentral Taiwan, Ltd.	Taiwan

RingCentral Bulgaria EOOD	Bulgaria

RingCentral MiCloud and Sky, LLC	Delaware

Panther Acquisition Sub, Inc.	Delaware

Workforce Management Software Group, Inc.	Florida